Exhibit P
Purchase Agreement
     This Purchase Agreement is entered into to be effective as of the 13th day of July, 2007 (the “Effective Date”), and is by and between Jacqueline B. Mars as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975 (“Mars Trust”), Jacqueline B. Mars individually (“Mars”), and Sentient USA Resources Fund II, L.P., a Delaware limited partnership (“Sentient II LP”).
R E C I T A L S
     WHEREAS, as described in detail below, the Mars Trust owns shares of common stock of, and has made several loans to, AmerAlia, Inc., a Utah corporation (“AmerAlia”), and the Mars Trust and/or Mars have also provided several financial accommodations to AmerAlia, Natural Soda Holdings, Inc. (“NSHI”), a subsidiary of AmerAlia, and/or Natural Soda, Inc. (“NSI”), a subsidiary of NSHI, which accommodations resulted in several agreements and/or promissory notes from AmerAlia, NSHI and/or NSI;
     WHEREAS, Sentient II LP has agreed to purchase and Mars Trust has agreed to sell the Mars Interests (defined below) on the terms and conditions set forth herein; and
     WHEREAS, the parties have agreed to set forth their understandings concerning the foregoing in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises, the representations, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Reciprocal Representations and Warranties. The parties each covenant, represent, and warrant to the other that:
(i) Organization and Standing. If it is an entity, it has been duly organized and is validly existing.
(ii) Power and Authority. It has the full power and authority to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Agreement; and the execution of and performance by it under this Agreement and the other documents to be delivered as part of the transactions contemplated hereby have been properly authorized.
(iii) No Conflict. Neither the execution and delivery of this Agreement and the other documents executed or required to be executed hereunder nor the consummation of the transactions contemplated hereby or thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or acceleration of the maturity of, or result in the imposition of any lien, claim, or encumbrance upon any of its assets pursuant to the terms of any note, bond, mortgage, deed of trust, loan, lease, other arrangement, agreement, or instrument or any judgment, order, injunction, or decree to which it is a party or by which it or its property or any of is assets is bound or subject.
Purchage Agreement - Mars Trust

Exhibit P
(iv) Binding Effect. This Agreement and each of the documents to be executed and delivered pursuant to the transactions contemplated hereby are, or when executed and delivered against the consideration to be received therefor will be, legal, valid, and binding obligations, enforceable in accordance with their terms.
(v) Consents. No consent of any party (excluding any consent that may be required by AmerAlia, NSHI, or NSI) is necessary for the consummation of the transactions contemplated hereby.
(vi) Expenses. Each party will pay all its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.
     2. Representations and Warranties of Mars and the Mars Trust. To the best of their knowledge Mars and the Mars Trust, jointly and severally, represent and warrant as follows:
(a) The Mars Trust and/or Mars owns the following, free and clear of all liens, claims, and encumbrances:
(i) 7,929,820 shares of common stock of AmerAlia;
(ii) Promissory notes and accounts receivable:
(1) Promissory Note, dated March 1, 2004, in the principal amount of $469,628, from AmerAlia payable to the order of the Mars Trust, including, as of June 30, 2007, interest owed thereon of $119,894.00.
(2) Rights under the promissory notes listed on the attached Schedule of Mars Trust Series C Securities Backed Obligations (excluding for the purposes of this subparagraph (2), the Bank of America Loan described in subsection (ii) below, and the “Residual” Promissory Note described in subparagraph (1) above). As of June 30, 2007, the total amount of principal on these promissory notes is $1,872,226.83 and interest owed thereon is $121,647.04.
(3) Rights to be repaid by AmerAlia for unsecured advances made by Mars ($6,827 for the FYE 6/30/2004). As of June 30, 2007, the amount of interest owed thereon is $nil.
(4) Rights to be repaid by AmerAlia for unsecured advances made by Mars Trust for legal expenses ($35,000). As of June 30, 2007, the amount of interest owed thereon is $647.65.
(iii) Rights under the Third and Fourth Amended and Restated Guaranty Agreements, as amended by an Addendum to the Third and Fourth Amended and Restated Guaranty Agreements (“Guaranty Agreements”), dated to be effective as of March 19, 2004, by and among NSHI, NSI, and the Mars Trust, including rights under a Series C Debenture Pledge
Purchage Agreement - Mars Trust

Exhibit P
Agreement, dated March 19, 2004, by AmerAlia for the benefit of the Mars Trust (concerning the pledge to the Mars Trust by AmerAlia of $9,921,583 principal amount of Unsecured Subordinated Series C Debentures due February 19, 2008, issued by NSHI to AmerAlia) plus interest of $75,425 as of June 30, 2007;
(iv) Rights under a Support Agreement, as amended by an Addendum to Support Agreement (“Support Agreement”) dated effective March 19, 2004, by and among NSHI, NSI, and the Mars Trust including rights under a Support Pledge Agreement, dated March 19, 2004, by NSI for the benefit of the Mars Trust (concerning the pledge to the Mars Trust by NSI of $750,000 principal amount of NSHI’s Senior Secured Series A 10% Debentures due September 30, 2005 issued by NSHI to NSI);
(v) All rights incidental to each of the foregoing, including, without limitation, rights to accrued but unpaid interest on any debt obligations, and contingent as well as any unknown rights; and
(vi) All rights of subrogation that either the Mars Trust or Mars may have under common law, by contract, or otherwise, related to the foregoing.
The foregoing are collectively referred to herein as the “Mars Interests.”
(b) Neither Mars nor the Mars Trust has previously transferred any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. Upon closing this transaction, neither Mars nor the Mars Trust will retain any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. As a result of this Agreement, Mars and the Mars Trust intend to transfer to Sentient II LP all rights, title and interests of Mars and the Mars Trust that relate to any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. The parties do not intend to transfer or to terminate the obligations of Mars or the Mars Trust pursuant to that certain letter dated March 19, 2004, from AmerAlia, Mars, and the Mars Trust addressed to Sentient Global Resources Trust No. 1 and Sentient Global Resources Fund I, L.P. concerning release and waiver of claims that are described therein.
(c) The originals of the pledged securities (i.e., $9,921,583 NSHI Series C Debentures) (collectively the “Pledged Securities”) have been (i) in the actual continuous possession of Mars and/or the Mars Trust since on or about, March 19, 2004, and (ii) will be delivered to Sentient II LP. The original $750,000 of NSHI’s Series A Debentures pledged to Mars Trust cannot be located. At Closing, if has not been located, Mars Trust and Mars will provide a lost instrument affidavit and indemnity, in the form that is attached hereto;
(d) The security interest of Mars Trust in and to the Pledged Securities is first priority and continuously perfected since March, 2004;
(e) No voting agreements entered into by Mars or the Mars Trust will be binding on Sentient II LP as the successor in interest to their rights as contemplated hereby;
Purchage Agreement - Mars Trust

Exhibit P
(f) Sentient II LP is not assuming and will not be liable for any liabilities related to any of the Mars Interests. Other than as set forth in this Agreement, to the best of their knowledge, neither Mars nor Mars Trust has any liabilities related to AmerAlia, NSHI, or NSI and, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it which could give rise to any such liability related to the Mars Interests.
(g) The Mars Trust currently has enabled NSI and/NSHI to obtain the following bonds or letters of credit:

BLM Mineral Lease Bonds — NSI leases	$542,000
Rock School Lease	35,000
Letter of credit re: EPA underground injection control permit	231,730
Letter of credit re: DMG mining permit	150,750

$959,480

(h) Attached hereto are true, accurate and complete copies of the Guaranty Agreements and the Support Agreement, none of which has been amended or terminated.
(i) In addition to the foregoing representations and warranties, Mars and the Mars Trust have disclosed all material facts related to the Mars Interests and have not omitted to state any fact necessary to prevent what has been disclosed from being misleading.
As used in this Section 2, “to the best of their knowledge” means that Mars and the Mars Trust have inquired into and investigated the matter, including reviewing the documents and Mars’ and Mars Trust’s books and records involved, and as a result of that review and any other investigation appropriate for a transaction of this magnitude, and have no reason to believe that the representation or warranty is not complete and accurate.
     3. Purchase and Sale of Mars Interests. Subject to the terms and conditions contained herein, at Closing, Sentient II LP shall purchase the Mars Interests (defined above) and Mars Trust shall sell, assign, transfer and deliver to Sentient II LP, the Mars Interests, free and clear of all liens, pledges, charges or encumbrances of any nature.
     4. Purchase Price. In consideration for the Mars Interests, at the Closing, Sentient II LP shall pay to Mars Trust the purchase price of Five Million and no/100 Dollars ($5,000,000) (“Minimum Payment”) plus the Contingent Payment, if earned. Upon the closing of a Qualifying Transaction (defined below), the amount of the Contingent Payment shall be One Million and No/100 Dollars ($1,000,000) plus 4% of the amount by which the Sales Price of a Qualifying Transaction exceeds $50,000,000, up to a maximum Contingent Payment of $3,000,000. The Purchase Price, including the Contingent Payment, if earned, will be payable as follows:
(a) Minimum Payment. The minimum payment shall be $5,000,000 in cash, cashiers or certified check or by wire transfer of immediately available funds which shall be paid at Closing.
(b) Contingent Payment. The Contingent Payment shall be due and payable at the closing of the Qualifying Transaction.
Purchage Agreement - Mars Trust

Exhibit P
(c) Definitions. For the purposes of this Agreement, the following terms shall mean:
(i) “Qualifying Transaction” means a sale by Sentient II LP and its affiliates of all or any portion of its or their investments in AmerAlia, NSHI and NSI to any third party (i.e., excluding distributions, transfers or sales to any of their investors or affiliates) for more than $50,000,000 at any time prior to the expiration of three (3) years after the effective date of this Agreement. If no sale has closed prior to three years after the effective date of this Agreement, the amount of the Contingent Payment shall be zero.
(ii) “Sales Price” shall be the arm’s-length sales price, including the fair market value of all property to be received by or on behalf of the Seller.
     5. Allocation of Purchase Price. The purchase price shall be allocated as follows: to the shares of AmerAlia common stock, at $0.30 per share, and the balance of the Purchase Price, including any Contingent Payment shall be allocated prorata to the principal amounts owed by AmerAlia pursuant to (i) the Addendum to the Third and Fourth Amended and Restated Guaranty (i.e., $9,921,583) and (ii) the Promissory Note for $469,628.
     6. Conditions Precedent. The obligations of Sentient II LP to purchase the Mars Interests and to pay the Purchase Price described herein are expressly conditioned upon the satisfaction of each of the following conditions precedent at or prior to Closing:
(a) Satisfaction of Loan. The Mars Trust shall have paid off in full all amounts owed to the Bank of America by AmerAlia and guaranteed by Mars, individually, Loan Number 51-579258/265/TW, in the principal amount of $9,921,583.00 (plus interest). A copy of a pay off quote or other satisfactory proof of payment shall be delivered to Sentient II LP.
(b) Delivery of Instruments. Mars and the Mars Trust shall have delivered to Sentient II LP each original instrument included as part of the Mars Interests, including each of the original promissory notes, each original pledged security, and the related guarantees, pledges, support agreements and all amendments thereto. If any original instruments cannot be located, a commercially reasonable affidavit of loss and indemnification agreement shall be provided in lieu of the original(s).
(c) Termination of Agreement to Share Proceeds. The Mars Trust shall have executed and delivered the attached Termination of Agreement to Share Proceeds (Exhibit A).
(d) Release of Claims. Sentient II LP shall have received a release in the form attached hereto as Exhibit B, executed by Mars and the Mars Trust.
(e) Change of Bonding. Sentient II LP will cause Mars and/or the Mars Trust to be removed from any exposure related to bonding and/or letters of credit for the assets and operations of NSI and NSHI, thereby freeing up any letters of credit posted by Mars or the Mars Trust for such bonding or otherwise posted. Any instruments pledged or posted by the Mars Trust or by Mars as collateral for such bonds or in lieu of such bonds are not included in the Mars Interests transferred hereby and shall be returned to the Mars Trust. The parties agree that this will require NSI and NSHI provide substitute collateral or make other arrangements for these bonds. If the bonding and letters of credit
Purchage Agreement - Mars Trust

Exhibit P
cannot be replaced prior to closing, Sentient II LP’s agrees that it will indemnify and hold Mars Trust harmless from and against all costs, expenses (including reasonable attorneys fees, costs and expenses) related to such bonds and letters of credit from and after the Closing.
     7. Investigation. Each of the parties represents to each of the others that she or it has made a complete, detailed and thorough investigation into the business affairs, prospects, assets, liabilities, and obligations of AmerAlia, NSHI and NSI. To the extent such party desires the assistance of professional accounting, tax and legal advisors, she or it has consulted them in connection with the transactions contemplated by this Agreement. Each party represents that she or it has had an opportunity to see any records or documents it deems necessary or appropriate to making or selling an investment in AmerAlia, NSHI, or NSI and that she or it is relying solely on the results of its independent investigation and the express representations contained herein in deciding to enter into the transactions contemplated by this Agreement. Other than as expressly set forth in this Agreement, no representation or warranty as to AmerAlia, NSHI and NSI, the financial condition of AmerAlia, NSHI and NSI, the quality of its assets, the adequacy of their capital, or the nature of their businesses and their future prospects has been made or is being relied upon by any party to this Agreement.
     8. Closing. The Closing shall occur at the later of: (i) twenty one (21) days after the Effective Date of this Agreement, (ii) ten (10) days after all conditions precedent have been satisfied or waived in writing, (iii) August 1, 2007, or (iv) such other time, date, and place as the parties hereto may mutually agree (such time, date, and place is referred to herein as the “Closing”). All transactions occurring at the Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered. The transfers that take place at Closing will be deemed to be effective as of the opening of business on the Closing. The parties agree that signatures may be transmitted by facsimile transmission (including .pdf files), provided that original signatures must be sent to the other party within three (3) business days of closing. All original instruments (or original lost instrument indemnities) shall be delivered to Gregory A. Smith prior to closing to be held by him in escrow (pursuant to the attached terms) pending authorization to release at Closing. The Minimum Payment will be delivered to Joel Kobert to be held in escrow (pursuant to the attached terms) pending authorization to release at Closing.
     9. Investment Intent. Sentient II LP is acquiring the Mars Interests for investment purposes only for its own account, and not with a view toward, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing any such securities (although Sentient II LP may transfer one or more of the securities to AmerAlia, NSHI or NSI as part of a restructuring of one or more of those entities). Sentient II LP understands that the Mars Interests have not been registered under the Securities Act of 1933, as amended, and similar provisions of state law, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
     10. Mutual Covenants. For the benefit of each other, Mars, Mars Trust, and Sentient II LP, covenant, promise, and agree that:
(a) Further Assurances. From time to time after the Closing, at the request of the other party, she or it will, without further consideration, execute and deliver such further instruments of conveyance, assignment, and transfer, assumption, or agreement to perform and discharge, pay, encumber or
Purchage Agreement - Mars Trust

Exhibit P
indemnify, as appropriate, in order to more effectively convey and transfer the Mars Interests to Sentient II LP.
(b) Notification. Upon the occurrence of any event, whether by omission, commission or acquiescence, which causes any of the representations and warranties contained herein to no longer be true, or which will prevent any party from performing its covenants or satisfying the conditions contained herein, notification in writing will promptly be delivered to the other party describing the relevant circumstances in detail.
(c) Expenses. Each party will pay all his or its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.
(d) Indemnification. Each party will indemnify and hold harmless the other against any and all liabilities, obligations, damages, or deficiencies resulting from any omission, misrepresentation, breach of warranty, or non-fulfillment of any agreement contained in this Agreement or in any instrument, certificate, document or agreement to be delivered at Closing or as the result of the transactions contemplated hereby. Those matters are hereinafter referred to as claims. The party entitled to indemnification is referred to herein as the “indemnified party” and the party obligated to provide indemnification is referred to herein as the “indemnifying party.”
An indemnified party shall promptly advise an indemnifying party of the existence of any claim promptly after becoming aware of such claim. Thereafter the indemnifying party may notify the indemnified party in writing of an intention and agreement to undertake the defense, settlement or other resolution of the claim. If that happens, the indemnified party shall cooperate with the indemnifying party; provided, however, (i) any expenses reasonably incurred by the indemnified party shall be paid by the indemnifying party, and (ii) if reasonably requested by the indemnified party, the indemnifying party shall provide satisfactory assurances of its ability to resolve the claim including but not limited to providing evidence of sufficient funds available to satisfy the claim.
If the indemnifying party fails to provide the written notice and agreement described above, within ten days after notice of a claim from the indemnified party or if the indemnifying party fails to pay the expenses of or to provide assurances to the indemnified party as required above, the indemnified party may defend, settle, compromise or otherwise resolve the claim and the indemnifying party shall be responsible for damages, deficiencies, costs, expenses (including legal fees, costs and other expenses) incurred by the indemnified party in connection therewith.
     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.
     12. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, oral and written.
     13. Waiver and Modification. No waiver or modification of any term of this Agreement shall be enforceable unless it is in writing, signed by or on behalf of the party against whom such waiver or modification is asserted.
Purchage Agreement - Mars Trust

Exhibit P
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute but one agreement. The parties agree that closing may occur with the documents being executed and faxed or sent by email to each other, followed by mailing of the executed originals by mail within one business day.
     15. Survival. The representations, warranties and covenants contained in this Agreement shall survive the Closing and payment of the purchase price and shall have full force and effect regardless of any investigation by or on behalf of any party hereto.
     16. Attorney’s Fees. If either party is required to engage in any proceedings, legal or otherwise, to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other, in addition to any other sums due, the attorneys’ fees, costs and disbursements involved in said proceedings.
     17. Arbitration. Any dispute, controversy, or claim arising under this Agreement, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Arbitration proceedings shall be held in Denver, Colorado, or some other mutually acceptable location, and arbitration awards may be enforced in any court of competent jurisdiction. Arbitration shall be conducted by a single arbitrator selected by the parties who shall be qualified by training and experience to pass upon the matter of the dispute and shall not have to power to add to, ignore or modify any term or condition of this Agreement. In the event the parties are unable to agree upon a single arbitrator within a thirty (30) day period, the arbitrator shall be selected by the American Arbitration Association. The arbitration decision shall not go beyond what is necessary for the interpretation and application of this Agreement and shall be in writing and shall set forth findings of fact and conclusions of law, as appropriate, supported by a reasoned opinion. The cost of such arbitration shall be borne as determined by the arbitrator; provided however, each party shall bear the costs of preparing and presenting its own case.
     18. No Finder. No agent, broker or similar person is or will be entitled to any broker’s or finder’s fee in connection with the transaction contemplated by this Agreement.
     19. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.
     20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
     21. No Third Party Beneficiaries. Nothing in this Agreement shall entitle any party other than Sentient II LP, Mars and the Mars Trust to any claim, cause of action, remedy or right of any kind.
     22. Notices. All notices, tender, delivery or other communications to be given shall be in writing and shall be deemed to be properly given if delivered, mailed or sent by wire or other telegraphic communication in the manner provided in this section,
Purchage Agreement - Mars Trust

Exhibit P

If to Sentient II LP:	If to Mars Trust or Mars:

Mark Jackson	Joel A. Kobert, Esq.
Sentient USA Resources Fund II, L.P.	Courter, Kobert & Cohen
c/o Sentient Executive MLP 1, Limited	1001 Route 517
P.O. Box 10795APO, George Town	Hackettstown, NJ 07840
Grand Cayman KY1-1108
Cayman Islands, BWI

With copies to (which shall not constitute notice):

Gregory A. Smith, Esq.
9800 Mt. Pyramid Ct., Suite 400
Englewood, Colorado 80112

The Sentient Group
1010 Sherbrooke Street West, Suite 1512
Montreal, Quebec H3A 2R7
Canada
Any party may change that party’s address for these purposes by giving written notice of the change to the other party in the manner provided in this section. If sent by mail, any notice, delivery, or other communication shall be effective or deemed to have been given two (2) days after it has been deposited in the United States mail, duly registered or certified, with postage prepaid, and addressed as set forth above. If sent by wire or other form of telegraphic communication, including facsimile transmission, or if delivered by courier or personal service, any notice, delivery or other communication shall be effective or deemed to have been given upon receipt.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year described above, notwithstanding the actual date of execution.
[SIGNATURE PAGE FOLLOWS]
Purchage Agreement - Mars Trust

Exhibit P

Mars Trust:		Mars:
Jacqueline Badger Mars Trust dated February 5, 1975

By:	/s/ Joel Kobert	/s/ Joel Kobert
Joel Kobert attorney in fact for Jacqueline B. Mars as Trustee Date: July 11, 2007		Joel Kobert as attorney in fact for Jacqueline B. Mars, individually

Sentient II LP:
Sentient USA Resources Fund II, L.P.

By:	/s/ Mark Jackson
Mark Jackson, Director
Date:

Purchage Agreement - Mars Trust

Exhibit P
SCHEDULE OF MARS TRUST SERIES C SECURITIES BACKED OBLIGATIONS
at June 30, 2007

Date of Issue	Description	Interest Rate	Principal Amount

	Bank of America Loan		$9,921,583.00

1-Mar-04	(“Residual”) Promissory Note	7.00%	$469,628.00
	Guaranty Promissory Notes:
2-Apr-04	Promissory Note #1A	4.50%	27,749.94
3-May-04	Promissory Note #2	4.50%	26,978.77
2-Jul-04	Promissory Note #4A	4.50%	13,963.53
2-Aug-04	Promissory Note #5	4.50%	67,641.08
2-Sep-04	Promissory Note #6	4.50%	29,792.31
2-Oct-04	Promissory Note #7	4.50%	30,387.60
2-Nov-04	Promissory Note #8	4.50%	32,336.96
8-Dec-04	Promissory Note #9	4.50%	33,158.24
4-Jan-05	Promissory Note #10	4.50%	36,677.14
2-Feb-05	Promissory Note #11	4.50%	37,312.38
2-Mar-05	Promissory Note #12	4.50%	34,731.59
4-Apr-05	Promissory Note #13	4.50%	40,273.52
4-May-05	Promissory Note #14	4.50%	40,132.12
2-Jun-05	Promissory Note #15	4.50%	42,668.84
1-Jul-05	Promissory Note #16A	4.50%	42,423.21
2-Aug-05	Promissory Note #17	4.50%	45,317.71
2-Sep-05	Promissory Note #18A	4.50%	46,949.59
3-Oct-05	Promissory Note #19A	4.50%	46,889.32
2-Nov-05	Promissory Note #20	4.50%	50,096.88
2-Dec-05	Promissory Note #21	4.50%	49,960.68
3-Jan-06	Promissory Note #22	4.50%	50,007.20
6-Feb-06	Promissory Note #23	4.50%	54,295.08
14-Feb-06	Promissory Note #24	4.50%	24,803.96
2-Mar-06	Promissory Note #25A-3	4.58%	53,529.11
17-Mar-06	Promissory Note #25A-2 (reimburse Kobert legal fees advance)	4.58%	10,000.00
3-Apr-06	Promissory Note #26A	4.77%	56,793.59
2-May-06	Promissory Note #27A	4.85%	56,209.58
2-Jun-06	Promissory Note #28A	4.99%	59,648.63
3-Jul-06	Promissory Note #29A-2	5.05%	54,865.88
2-Aug-06	Promissory Note #30A	5.26%	62,109.51
31-Aug-06	Promissory Note #31A	5.26%	61,967.54
12-Sep-06	Promissory Note #32	5.13%	4,960.00
2-Oct-06	Promissory Note #33	5.00%	63,760.99
3-Nov-06	Promissory Note #34	4.89%	56,724.62
4-Dec-06	Promissory Note #35	4.97%	64,662.95
2-Jan-07	Promissory Note #36	4.88%	61,940.66
2-Feb-07	Promissory Note #37	4.93%	61,686.93
13-Feb-07	Promissory Note #38 (Legal fees advance to H&H)	4.93%	35,000.00
2-Mar-07	Promissory Note #39	5.06%	55,725.20
2-Apr-07	Promissory Note #40	4.90%	61,694.44
2-May-07	Promissory Note #41	4.85%	59,704.86
4-Jun-07	Promissory Note #42A	4.84%	61,694.69

	Total Guaranty Promissory Notes to 6-30-2007		$1,907,226.83

	Total estimated accrued interest thru 6-30-07		317,613.96

	Total estimated other obligations		$2,224,840.79

	Total JBMT Secured or guaranteed obligations		$14,523,278.62

2-Jul-07	Promissory Note #43 (represents BoA interest due 6-22-07)	4.97%	59,704.85
Purchage Agreement - Mars Trust

Exhibit P
Exhibit A
Termination of Agreement to Share Proceeds
     In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by signing below we hereby terminate Agreement to Share Proceeds, dated March 19, 2004, by and between Jacqueline Badger Mars Trust dated February 5, 1975 and Sentient USA Resources Fund, L.P. as successor in interest to Sentient Global Resources Trust No. 1 and Sentient Global Resources Fund I, L.P.

Mars Trust:
Jacqueline Badger Mars Trust dated February 5, 1975

By:

Joel Kobert as attorney in fact for Jacqueline B. Mars as Trustee
Date:

Sentient USA Resources Fund, L.P.

By:

Mark Jackson, Director
Date:

Purchage Agreement - Mars Trust

Exhibit P
Exhibit B
General Release
Purchage Agreement - Mars Trust

Exhibit P
Escrow Provisions
The purchase price will be held by the Law Firm representing Mars and the Mars Trust and the original documents will be held by the Law Firm representing the purchaser, pursuant to the terms of the Purchase Agreement and will only be disbursed by the respective Law Firms in accordance with the terms thereof. At Closing, the Law Firm will be authorize to and shall disburse (i) the purchase price to the seller and (ii) the original instruments to the purchaser.
     If the entitlement to the funds/documents is not disputed, Law Firms will disburse each of them to the party that has the undisputed right to receive them. On the other hand, if there is a dispute as to all or any part, each of the Law Firms will hold the items that are in dispute (disbursing the undisputed portion) until it receives written instructions, signed by both parties to the Purchase Agreement, as to the proper disposition of said funds/instruments. In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Law Firms are instructed as follows: with respect to items held in escrow, the Law Firms, shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order or indemnification. At any time after a dispute over the any item held in escrow arises, the Law Firms shall have the unfettered right to interplead the funds/documents in a court of appropriate jurisdiction which will determine the rights of the respective parties to the funds. Upon disbursement or interpleading as described herein, the Law Firms will be discharged from any obligations with respect to said items.
     Other than as set forth herein, in its actions hereunder, the Law Firms shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either party with respect to the funds, except as expressly set forth herein. In performing any of the Law Firm=s duties hereunder, the Law Firm shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or for negligence, and the Law Firm shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given in respect to any questions relating to the duties and responsibilities hereunder, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which we, in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to conform with the provisions of the Purchase Agreement.
Purchage Agreement - Mars Trust

Exhibit P
AFFIDAVIT OF LOST INSTRUMENT AND AGREEMENT
TO INDEMNIFY CORPORATION, IN CONNECTION WITH REPLACEMENT
OF A LOST, STOLEN, OR DESTROYED STOCK CERTIFICATE
     The undersigned was the pledgee of Certificate No. A-4, dated March 19, 2004, representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005 issued by Natural Soda Holdings, Inc. (hereinafter called “NSHI”) to Natural Soda, Inc. (“NSI”), registered in the name of NSI and pledged to the Jacqueline Badger Mars Trust dated February 5, 1975 (“Mars Trust”) which certificate has been lost, stolen, or destroyed. The undersigned requests NSHI to issue or cause to be issued to NSI a new Certificate to replace Certificate No. A-4, which the undersigned warrants and represents was lost, stolen, or destroyed, without requiring the surrender of said lost, stolen, or destroyed Certificate for cancellation. In consideration of NSHI complying with said request, the undersigned, its personal and legal representatives, successors, and assigns, agrees to indemnify and hold harmless NSHI, from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses, of every nature and character, which NSHI at any time shall or may sustain or incur as a result of the issue of a new Certificate representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005of NSHI in place of said Certificate without requiring the surrender of said Certificate for cancellation, or by reason of any payment, transfer, exchange or other act which the NSHI may do or cause to be done with respect to said Certificate represented to have been lost, stolen, or destroyed, or by reason of any refusal to issue a new Certificate representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005 of NSHI to any person offering to surrender said Certificate so represented to have been lost, stolen, or destroyed whether or not such liabilities, losses, costs, damages, counsel fees and other expenses arise or occur through accident, oversight, inadvertence or neglect on the part of NSHI, its officers, agents, servants or employees.
     The undersigned has read the foregoing matters and does hereby swear and affirm that the representations contained herein are true, and that the facts sworn to by me represent matters in which I am competent and qualified to secure as evidence of which I set my hand and seal ___, 2007

Joel A. Kobert, as attorney in fact for the Jacqueline Badger Mars Trust dated February 5, 1975
STATE OF                                          )
CITY/COUNTY OF                      ), TO WIT:
     I HEREBY CERTIFY that on                     , before me, Joel Kobert, as attorney in fact for the Jacqueline Badger Mars Trust dated February 5, 1975,subscribed to the within instrument, and made oath or affirmation in due form of law that the matters and facts set forth in the foregoing Affidavit are true and correct.
     AS WITNESS, my hand and Notarial Seal.

Notary Public
My Comission expires:
Purchage Agreement - Mars Trust